EXHIBIT 99.1

IFMI REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

Revenue of $24.9 Million for the Fourth Quarter and $125.6 Million for the Full Year

Adjusted Operating Income of $4.7 Million for the Fourth Quarter and $25.4 Million for the Full Year

Adjusted Operating Income per Diluted Share of $0.30 for the Fourth Quarter and $1.62 for the Full Year

Net Income of $3.6 million for the Fourth Quarter and $11.2 million for the Full Year Diluted

Net Income per Share of $0.25 for the Fourth Quarter and $0.73 for the Full Year

Board Declares Dividend of $0.05 per Share

Philadelphia and New York, February 28, 2011 – Institutional Financial Markets, Inc. (NYSE AMEX: IFMI), a leading investment firm specializing in credit-related fixed income investments, today reported financial results for the quarter and year ended December 31, 2010.

Financial Highlights

•

Adjusted operating income was $4.7 million, or $0.30 per diluted share, for the three months ended December 31, 2010, as compared to adjusted operating income of $0.6 million, or $0.06 per diluted share, for the three months ended December 31, 2009. Adjusted operating income was $25.4 million, or $1.62 per diluted share, for the year ended December 31, 2010, as compared to adjusted operating loss of ($2.0) million, or ($0.21) per diluted share, for the year ended December 31, 2009. Adjusted operating income is not a measure recognized under generally accepted accounting principles. See Note 1 on page 3.

•

Revenue was $24.9 million for the three months ended December 31, 2010, as compared to revenue of $22.2 million for the three months ended December 31, 2009. Revenue was $125.6 million for the year ended December 31, 2010, as compared to revenue of $84.1 million for the year ended December 31, 2009.

•

Net income was $3.6 million for the three months ended December 31, 2010, as compared to net loss of ($1.0) million for the three months ended December 31, 2009. Net income was $11.2 million for the year ended December 31, 2010, as compared to net loss of ($11.8) million for the year ended December 31, 2009.

•

Net income attributable to IFMI was $2.6 million, or $0.25 per diluted share, for the three months ended December 31, 2010, as compared to net loss of ($1.0) million, or ($0.10) per diluted share, for the three months ended December 31, 2009. Net income attributable to IFMI was $7.6 million, or $0.73 per diluted share, for the year ended December 31, 2010, as compared to net loss of ($11.7) million, or ($1.21) per diluted share, for the year ended December 31, 2009.

Total Equity and Dividend Declaration

•	At December 31, 2010, total equity was $89.5 million, as compared to $77.7 million as of December 31, 2009.

•	At December 31, 2010, diluted book value per share was $5.68, as compared to $4.98 as of December 31, 2009.

•	The Company’s Board of Directors has declared a dividend of $0.05 per share. The dividend will be payable on March 28, 2011 to stockholders of record on March 14, 2011.

“We are pleased with our results for the fourth quarter and full year, which included significant revenue and income growth and an increase in diluted book value per share,” said Daniel G. Cohen, Chairman and Chief Executive Officer of IFMI. “Our capital levels remain strong and we continue to maintain a healthy balance sheet, enabling us to once again provide tangible stockholder value through a dividend.”

Cohen continued, “2010 was a transformative year for our company in many respects. In September, we agreed to acquire JVB Financial, which specializes in the wholesale distribution of fixed income securities, expanding our registered representatives by 52 professionals. Following the successful completion of this transaction, we changed our name to Institutional Financial Markets, Inc. which we believe appropriately reflects the Company’s continued growth and broadening capabilities. Looking ahead, given our many accomplishments in 2010 and improving market conditions, we believe we are well positioned for continued growth and look forward to delivering increased value to our stockholders.”

Capital Markets

•

Net trading revenue increased 17% to $14.3 million for the three months ended December 31, 2010, up from $12.2 million for the three months ended December 31, 2009. Net trading revenue increased 60% to $70.8 million for the year ended December 31, 2010, up from $44.2 million for the year ended December 31, 2009. The increase was primarily the result of the Company’s continued expansion of its capital markets segment.

•

During the fourth quarter, the Company acted as a representative of the underwriters in the initial public offering of Australia Acquisition Corp. (NASDAQ: AACOU). Through the underwriting syndicate led by the Company, 6.4 million units were sold in an initial public offering at a price of $10.00 per unit generating gross proceeds of $64 million. The Company recognized $1.0 million in net new issue revenue from this engagement.

•

During the fourth quarter, the Company recognized additional new issue revenue from several different engagements including: (i) as an advisor to a hotel developer in Atlantic City, NJ, in a debt restructuring transaction; (ii) as an advisor to the Cayman Islands government in obtaining bank financing for a local project; and (iii) as underwriter to a special purpose acquisition company that completed its initial acquisition in the fourth quarter, which transaction resulted in deferred underwriting fees payable to the Company.

Asset Management

•

For the three months ended December 31, 2010, the Company earned $6.2 million of asset management revenue comprised of (i) $5.0 million in fees from managing securitized entities; (ii) $0.5 million in asset management fees from the Company’s Strategos Deep Value funds; and (iii) $0.7 million in other asset management fees primarily comprised of fees earned on separate account management arrangements.

•

For the year ended December 31, 2010, the Company earned $25.3 million of asset management revenue comprised of (i) $19.9 million in fees from managing securitized entities; (ii) $2.6 million in asset management fees from the Company’s investment funds primarily comprised of fees earned on the Strategos Deep Value funds; and (iii) $2.8 million in other asset management fees primarily comprised of fees earned on separate account management arrangements and from managing permanent capital vehicles.

Principal Investing & Other

•

For the three months ended December 31, 2010, the Company earned $2.7 million in principal transactions and other income which included $2.4 million in gains (net of foreign currency hedging losses) from its investment in Star Asia Finance, Ltd.

•

For the year ended December 31, 2010, the Company earned $25.7 million in principal transactions and other income which included $15.8 million in gains (net of foreign currency hedging losses) from its investment in Star Asia, $4.5 million of gains from its investment in the Strategos Deep Value funds, and $5.4 million in gains and income from its other investments.

Conference Call

Management will hold a conference call this morning at 10:00 AM EDT to discuss these results. The conference call will also be available via webcast. Interested parties can access the live webcast by clicking the webcast link on IFMI’s homepage at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 46052537, or request the IFMI earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), participant pass code 46052537.

About IFMI

IFMI is a leading investment firm specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown over the past eleven years into a more diversified fixed income specialist. IFMI’s primary operating segments are Capital Markets and Asset Management. The Company’s Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products. IFMI’s Asset Management segment manages assets through listed and private companies, funds, managed accounts and collateralized debt obligations. As of December 31, 2010, we manage approximately $10.3 billion in credit-related fixed income assets in a variety of asset classes; including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per diluted share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, and (h) a potential Ownership Change under Section 382 of the Internal Revenue Code. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and therefore will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Revenue
Net trading	$14,326	$12,247	$70,809	$44,165
Asset management	6,231	7,364	25,281	31,148
New issue and advisory	1,675	591	3,778	1,816
Principal transactions and other income	2,672	1,950	25,684	6,957

Total revenue	24,904	22,152	125,552	84,086

Operating expenses
Compensation and benefits	13,256	17,662	77,446	70,519
Business development, occupancy, equipment	1,357	1,572	5,470	5,469
Professional services, subscriptions, and other operating	5,888	5,673	25,931	16,666
Depreciation and amortization	457	624	2,356	2,543
Impairment of goodwill	—	—	5,607	—

Total operating expenses	20,958	25,531	116,810	95,197

Operating income (loss)	3,946	(3,379)	8,742	(11,111)

Non-operating income (expense)
Interest expense	(1,519)	(1,216)	(7,686)	(4,974)
Gain on repurchase of debt	37	—	2,555	—
Gain on sale of management contracts	—	3,130	971	7,746
Income (loss) from equity method affiliates	(120)	137	5,884	(3,455)

Income (loss) before income taxes	2,344	(1,328)	10,466	(11,794)
Income tax expense (benefit)	(1,250)	(291)	(749)	9

Net income (loss)	3,594	(1,037)	11,215	(11,803)
Less: Net income (loss) attributable to the noncontrolling interest	975	(87)	3,620	(98)

Net income (loss) attributable to IFMI	$2,619	$(950)	$7,595	$(11,705)

Earnings per share

	Three Months Ended		Twelve Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
Basic
Net income (loss) attributable to IFMI	$2,619	$(950)	$7,595	$(11,705)
Basic shares outstanding	10,441	9,723	10,404	9,639

Net income (loss) attributable to IFMI per share	$0.25	$(0.10)	$0.73	$(1.21)

Diluted
Net income (loss) attributable to IFMI	$2,619	$(950)	$7,595	$(11,705)
Plus: Net income attributable to the convertible noncontrolling interest	975	—	3,620	—
Less: Additional tax expense if convertible non controlling interest is converted	363	—	260	—

Enterprise net income (loss)	$3,957	$(950)	$11,475	$(11,705)

Basic shares outstanding	10,441	9,723	10,404	9,639
Shares issuable if convertible non controlling interest is converted	5,284	—	5,284	—

Diluted shares outstanding	15,725	9,723	15,688	9,639

Diluted net income (loss) per share	$0.25	$(0.10)	$0.73	$(1.21)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculation of per share amounts

Operating income (loss)	$3,946	$(3,379)	$8,742	$(11,111)
Depreciation and amortization	457	624	2,356	2,543
Impairment of goodwill	—	—	5,607	—
Share-based compensation	91	3,321	2,505	6,556
IFMI share of incentive fees - equity method affiliates	189	—	6,154	—

Adjusted operating income (loss)	$4,683	$566	$25,364	$(2,012)

Diluted shares outstanding	15,725	9,723	15,688	9,639

Adjusted operating income (loss) per share	$0.30	$0.06	$1.62	$(0.21)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2010 (unaudited)	December 31, 2009
Assets
Cash and cash equivalents	$43,946	$69,692
Restricted cash	4,507	255
Receivables from related parties	966	1,255
Other receivables	6,033	4,268
Investments-trading	189,015	135,428
Other investments, at fair value	46,551	43,647
Receivables under resale agreements	—	20,357
Goodwill	3,231	8,838
Other assets	12,498	14,680

Total assets	$306,747	$298,420

Liabilities
Payables to:
Brokers, dealers, and clearing agencies	$45,469	$13,491
Related parties	34	—
Accounts payable and other liabilities	13,165	13,199
Accrued compensation	17,358	7,689
Trading securities sold, not yet purchased	17,820	114,712
Securities sold under agreements to repurchase	69,816	—
Deferred income taxes	8,889	9,717
Debt	44,688	61,961

Total liabilities	217,239	220,769

Equity
Series B voting non convertible preferred stock	5	—
Common stock	10	10
Additional paid-in capital	58,954	57,411
Accumulated other comprehensive loss	(665)	(582)
Retained Earnings / (accumulated deficit)	6,382	(170)
Treasury stock, at cost; 50,400 shares of common stock	(328)	(328)

Total stockholders’ equity	64,358	56,341
Noncontrolling interest	25,150	21,310

Total equity	89,508	77,651

Total liabilities and equity	$306,747	$298,420

CALCULATION OF DILUTED BOOK VALUE PER SHARE (1)

Total equity	$89,508	$77,651

Common shares outstanding	10,483	10,293
IFMI, LLC convertible membership units outstanding	5,284	5,284

Total shares and units outstanding (2)	15,767	15,577

Diluted Book Value Per Share	$5.68	$4.98

(1)	Diluted book value per share assumes all units of IFMI, LLC not already owned by the Company are converted into Company shares.

(2)	Shares and units outstanding are as of the last day of the relevant period and not a weighted average.

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets, and share-based compensation expense plus the Company’s share of any incentive fees earned included in income from equity method affiliates. Depreciation, amortization, impairments, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Incentive fees earned as a component of income from equity method affiliates is included so that all incentive fees earned are treated in a consistent manner as part of adjusted operating income. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com